Exhibit 4.1

LAZARD GROUP LLC
__________________________
TWELFTH SUPPLEMENTAL INDENTURE
Dated as of August 1, 2025
among
LAZARD GROUP LLC
and
LAZARD, INC.
and
THE BANK OF NEW YORK MELLON,
as Trustee
__________________________
to the
INDENTURE
Dated as of May 10, 2005
between
LAZARD GROUP LLC
and
THE BANK OF NEW YORK MELLON,
as Trustee

ARTICLE V

Defeasance

SECTION 5.01.	Defeasance and Covenant Defeasance	20

ARTICLE VI

Miscellaneous

SECTION 6.01.	Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture	20
SECTION 6.02.	Concerning the Trustee	20
SECTION 6.03.	Counterparts	21
SECTION 6.04.	Governing Law	21

Exhibit A	Form of Note

TWELFTH SUPPLEMENTAL INDENTURE, dated as of August 1, 2025 (this “Twelfth Supplemental Indenture”), to the Indenture, dated as of May 10, 2005 (the “Original Indenture” and, as heretofore supplemented and amended and as further supplemented by this Twelfth Supplemental Indenture, the “Indenture”), among LAZARD GROUP LLC (formerly known as Lazard LLC), a Delaware limited liability company (the “Company”), THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “Trustee”), and, solely with respect to Article III, LAZARD, INC., a Delaware corporation (the “Guarantor”).
WHEREAS, the Company is an indirect, wholly-owned subsidiary of the Guarantor;
WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Securities (as defined in the Original Indenture) of the Company, to be issued in one or more Series (as defined in the Original Indenture);
WHEREAS, Sections 2.02 and 9.01 of the Original Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Securities of any Series permitted by Sections 2.01 and 9.01 of the Original Indenture;
WHEREAS, the Company (i) desires the issuance of a Series of Securities to be designated as hereinafter provided and (ii) has requested the Trustee to enter into this Twelfth Supplemental Indenture for the purpose of establishing the designation, form, terms and conditions of the Securities of such Series;
WHEREAS, the Company has duly authorized the creation of an issue of its 5.625% Senior Notes due 2035 (the “Notes,” which expression includes any further notes issued pursuant to Section 2.04 hereof and forming a single series therewith) of substantially the tenor and amount hereinafter set forth;
WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to provide, to the extent set forth herein, for a full and unconditional guarantee of the Company’s obligations under the Notes and the Indenture; and
WHEREAS, all actions on the part of the Company and the Guarantor necessary to authorize the issuance of the Notes and the related guarantee thereof by the Guarantor under the Original Indenture and this Twelfth Supplemental Indenture, as applicable, have been duly taken.
NOW, THEREFORE, THIS TWELFTH SUPPLEMENTAL INDENTURE WITNESSETH:
That, in order to establish the designation, form, terms and conditions of, and to authorize the authentication and delivery of, the Notes, and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definitions.
(a)    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.
(b)    The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.
(c)    For all purposes of this Twelfth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Twelfth Supplemental Indenture refer to this Twelfth Supplemental Indenture as a whole and not to any particular section hereof.
(d)    For all purposes of this Twelfth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms) and to the extent inconsistent with the meanings of the same terms in the Original Indenture shall supersede the same terms set forth in the Original Indenture:
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.
“Below Investment Grade Rating Event” means that, following the occurrence of a Change of Control, the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date not later than the end of the 60-day period following public notice of such occurrence of a Change of Control; provided, however, that such 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies; provided, further, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in substantial part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).
“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, and including any debt security convertible or exchangeable into such equity interest.
“Change of Control” means the occurrence, at such time after the original issuance of the Notes, of any of the following:
(a)    a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than (x) the Guarantor and its Subsidiaries (including the Company and its Subsidiaries), or (y) any such person or group a majority of which (measured by reference to beneficial ownership of voting stock) consists of current executive officers, managing directors or other employees of the Guarantor and its Subsidiaries (including the Company and its Subsidiaries) (any such person or group described in clauses (x) and (y), a “Permitted Holder”), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (i) the Company’s membership units representing more than 50% of the voting power of the Company’s membership units entitled to vote generally in the election of directors or (ii) for so long as the Guarantor controls the Company, common stock of the Guarantor representing more than 50% of the voting power of common stock of the Guarantor entitled to vote generally in the election of directors of the Guarantor;
(b)    the current executive officers, managing directors or other employees of the Guarantor and its Subsidiaries (including the Company and its Subsidiaries) have become the direct or indirect “beneficial owners,” as defined in Rule 13d-3 under the Exchange Act, of (x) the Company’s membership units (or other Capital Stock of the Company’s successor pursuant to Article Five of the Original Indenture) representing more than 75% of the voting power of the Company’s membership units (or other Capital Stock of the Company’s successor pursuant to Article Five of the Original Indenture) entitled to vote generally in the election of directors or (y) for so long as the Guarantor controls the Company, common stock of the Guarantor representing more than 75% of the voting power of common stock of the Guarantor entitled to vote generally in the election of directors of the Guarantor; or
(c)    (x) a consolidation or merger involving the Company or, for so long as the Guarantor controls the Company, the Guarantor or (y) a disposition of all or substantially all of the properties and assets of the Company to another person, other than the following transactions:
(i)    any transaction undertaken solely for the purpose of changing the Company’s or the Guarantor’s jurisdiction of organization or legal form;
(ii)    [Reserved];

(iii)    any transaction involving the Guarantor or any of its Subsidiaries (including the Company’s Subsidiaries), so long as such transaction is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or disposing all or substantially all of the Company’s properties and assets to, any person (other than a Permitted Holder);
(iv)    in the case of a transaction involving the merger or consolidation of the Guarantor with another person, any transaction pursuant to which holders of the Guarantor common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all equity interests entitled to vote generally in the election of directors of the continuing or surviving or successor entity immediately after giving effect to such transaction; or
(v)    in the case of a transaction involving the merger or consolidation of the Company with another person, any transaction pursuant to which holders of the Company’s membership interests immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all equity interests entitled to vote generally in the election of directors of the continuing or surviving or successor entity immediately after giving effect to such transaction.
For purposes of the definition of “Change in Control,” the term “person” includes any syndicate or group that would be deemed to be a “person” for purposes of Section 13(d) of the Exchange Act.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Definitive Note” means a Note in definitive registered form without coupons.
“DTC Legend” means the legend set forth in Section 4.02(b), which is required to be placed on all Global Notes, for which DTC is acting as the Depositary.
“Fitch” means Fitch Ratings Inc. and any successor entity.
“Global Note Legend” means the legend set forth in Section 4.02(a), which is required to be place on all Global Notes.
“Global Notes” means the Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.15 of the Original Indenture.
“Guarantee” means the guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes.

“Investment Grade Rating” means a rating equal to or higher than “BBB-” (or the equivalent) by Fitch, “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P.
“Moody’s” means Moody’s Investors Service, Inc. and any successor entity.
“Par Call Date” means May 1, 2035.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear or Clearstream) as indirect participants.
“Paying Agent” means any Person appointed by the Company as Paying Agent in accordance with the provisions of the Original Indenture and this Twelfth Supplemental Indenture.
“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors delivered to the Trustee) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor entity.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:
(a)    The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)–H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate in respect of the Notes, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to such Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such Remaining Life – and shall interpolate to such Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than such Remaining

Life, the yield for the single Treasury constant maturity on H.15 closest to such Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
(b)    If on the third business day preceding the redemption date with respect to the Notes H.15 TCM is no longer published, the Company shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date for the Notes, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Additional Amounts”	2.12
“Authorized Officers”	2.12
“Change of Control Offer”	2.11
“Change of Control Payment”	2.11
“Change of Control Payment Date”	2.11
“Company” Rec	Recitals
“Covenant Defeasance”	2.12
“DTC”	2.07
“Electronic Means”	2.12
“Guarantor”	Recitals
“Guaranteed Obligations”	3.01
“Instructions”	2.12
“Interest Payment Date”	2.05
“Maturity Date”	2.05
“Notes”	2.01
“Original Indenture”	Recitals
“Record Date”	2.05
“Relevant Taxing Jurisdiction”	2.12
“Taxes”	2.12

“Transaction”	2.09
“Trustee”	Recitals
“Twelfth Supplemental Indenture”	Recitals
ARTICLE II
DESIGNATION AND TERMS OF THE SECURITIES
SECTION 2.01.    Title and Aggregate Principal Amount. There is hereby created one Series of Securities designated: 5.625% Senior Notes due 2035 (the “Notes”).
SECTION 2.02.    Execution. The Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Original Indenture.
SECTION 2.03.    Other Terms and Form of the Notes. The Notes shall have and be subject to such other terms as provided in the Original Indenture and this Twelfth Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereto.
SECTION 2.04.    Further Issues. The Company may, from time to time, without the consent of the Holders of the Notes and in accordance with the Original Indenture and this Twelfth Supplemental Indenture, create and issue further notes having the same form and terms as the Notes in all respects (other than the date of issuance and, if applicable, the date from which interest thereon will begin to accrue) and will carry the same right to receive accrued and unpaid interest, and such additional notes will form a single series with the Notes previously issued, including for voting purposes. If any such additional notes are not fungible for United States federal income tax purposes with the Notes previously issued, such additional notes will not have the same CUSIP number as the Notes previously issued.
SECTION 2.05.    Interest and Principal. The Notes will mature on August 1, 2035 (the “Maturity Date”) and will bear interest at the rate of 5.625% per annum. The Company will pay interest on the Notes semi-annually on February 1 and August 1 (each an “Interest Payment Date”), commencing on February 1, 2026. All payments of interest will be made to the Holders of record at the close of business on the January 15 or July 15 immediately preceding each Interest Payment Date (each a “Record Date”), respectively. Interest on the Notes shall accrue from the date of original issuance of the Notes or, if interest has already been paid on the Notes, from the date interest was most recently paid. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.
SECTION 2.06.    Place of Payment. The place of payment where the Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes issued in the form of Definitive Notes are payable, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Indenture may be served shall be in the Borough of Manhattan, The City of New York, and the office or agency maintained by the Company for such purpose shall initially be the Corporate Trust Office of the Trustee. All payments on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Company, payment of interest on the Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.
SECTION 2.07.    Depositary; Registrar. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as the Registrar and the Paying Agent and designates the Trustee’s New York office as the office or agency referred to in Section 2.05 of the Original Indenture.
SECTION 2.08.    Optional Redemption.
(a)    Prior to the Par Call Date, the Company at its option may redeem the Notes, in whole at any time or in part from time to time, upon payment of a redemption price equal to (A) the greater of (i) 100% of the principal amount of the Notes to be redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed are scheduled to mature on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less accrued and unpaid interest on such Notes to the date of redemption, plus (B) in each case, accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.
(b)    On or after the Par Call Date, the Company at its option may redeem the Notes, in whole at any time or in part from time to time, upon payment of a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.
(c)    The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
(d)    The Company shall send a notice of redemption to each Holder of Notes to be redeemed at least 10 and not more than 60 days prior to the date fixed for redemption. Any notice to Holders of such a redemption shall include the appropriate manner of calculating the redemption price, but does not need to state the actual redemption price. The Company shall notify the Trustee, in writing, of the actual redemption price, calculated in the manner described above, promptly after such calculation, and the Trustee may rely upon the redemption price contained in any such notice and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof) or for determining whether manifest error has occurred. Unless the Company defaults on payment of the redemption price, interest will cease to accrue on and after the redemption date on the Notes or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select the particular notes or portions thereof for redemption from the outstanding

Notes not previously called (i) in the case of Global Notes, pursuant to the Depositary’s applicable procedures, and (ii) in the case of Definitive Notes, by lot.
(e)    Except with respect to a redemption issued pursuant to Section 2.09(a) of this Twelfth Supplemental Indenture, notice of any redemption of Notes in connection with a transaction or an event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Company will provide written notice to the Trustee as soon as practicable but in any event no later than two days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt and at the Company’s request the Trustee will provide such notice to each Holder of the Notes to be redeemed in the same manner in which the notice of redemption was given.
SECTION 2.09.    Redemption Upon Changes in Withholding Taxes.
(a)    If, following any transactions permitted by Section 5.01 of the Original Indenture, as amended by Section 2.12(e) of this Twelfth Supplemental Indenture (the “Transaction”), the Surviving Person is organized other than under the laws of the United States, any State thereof or the District of Columbia, such Surviving Person may, at its option, redeem the Notes at any time in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice, at 100% of the principal amount thereof, together with any accrued and unpaid interest (if any) up to (but not including) the redemption date, if the Surviving Person determines in good faith that it has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:
(i)    a change in or an amendment to the laws (including any regulations promulgated thereunder) of any jurisdiction in which the Surviving Person (or any successor Person) is, organized or otherwise resident for tax purposes or any jurisdiction from or through which payment is made (or any political subdivision or taxing authority thereof or therein), or
(ii)    any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment becomes effective after the date of the Transaction.
(b)    Notice of any redemption pursuant to Section 2.09(a) of this Twelfth Supplement Indenture shall be irrevocable. Before the Surviving Person publishes or gives notice of redemption of the Notes pursuant to Section 2.09(a) of this Twelfth Supplement Indenture, the Surviving Person will deliver to the Trustee an Officers’ Certificate to the effect that the Surviving Person cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it, and that at the time such notice is given such obligation to pay

Additional Amounts remains in effect. The Surviving Person will also deliver an opinion of independent legal counsel of recognized standing stating that it would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations. The Trustee may rely on such Officers’ Certificate and opinion of independent legal counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders, and the Trustee shall not be responsible for, or be liable in connection with, any such determination or for the contents contained in such Officers’ Certificate and opinion of independent legal counsel.
SECTION 2.10.    Redemption at the Option of Holder; Sinking Fund. The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.
SECTION 2.11.    Change of Control.
(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes pursuant to Section 2.08 of this Twelfth Supplemental Indenture, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall send a notice to Holders of the Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event, stating:
(i)    that the Change of Control Offer is being made pursuant to this Section 2.11 and that all Notes tendered will be accepted for payment;
(ii)    the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);
(iii)    that any Note not tendered will continue to accrue interest;
(iv)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
(v)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)    that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telex, email or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(vii)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple thereof.
(b)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.11 by virtue of such compliance.
(c)    On the Change of Control Payment Date, the Company will, to the extent lawful,
(i)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Note or portions of Notes being purchased by the Company.
(d)    The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 above that amount. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
(e)    Notwithstanding anything to this contrary in this Section 2.11, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.11 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been given pursuant to Section 2.11 hereof, unless and until there is a default in the payment of the applicable redemption price.
(f)    The Company shall not repurchase any Note if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
(g)    The Trustee shall have no responsibility for determining whether a Change of Control Triggering Event, or any component thereof, shall have occurred.
SECTION 2.12.    Modification of Original Indenture. For purposes of the Notes only,
(a)    Section 1.01 of the Original Indenture is amended by deleting the following terms in their entirety: “Additional Assets,” “Credit Agreement,” “Deconsolidating Disposition,” “Designated Subsidiary,” “Designated Subsidiary Stock Disposition” and “Disposition Amount”.
(b)    Section 1.02 of the Original Indenture is amended by deleting the following terms in their entirety: “Offer Amount,” “Offered Period,” “Offered Price,” “Pari Passu Debt Price,” “Payment Amount,” “Purchase Date” and “Stock Disposition Offer”.
(c)    Section 4.08 of the Original Indenture, entitled “Limitations on Dispositions of Capital Stock of Designated Subsidiaries”, is hereby deleted in its entirety and replaced with “[Reserved]” in lieu thereof.
(d)    Instead of Section 4.09 of the Original Indenture, entitled “Additional Amounts”, the following covenant shall be applicable to the Notes:
Section 4.09. Additional Amounts.
If, following any transactions permitted by Section 5.01 of this Indenture, the Surviving Person is organized other than under the laws of the United States, any State thereof or the District of Columbia, all payments made by the Surviving Person under or with respect to the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or any taxing authority therein (each a “Relevant Taxing Jurisdiction”), unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.
If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the Notes, the

Surviving Person shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust or corporation) and a Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the Surviving Person’s country of incorporation of such Note); (2) any Taxes that are imposed or withheld by reason of the failure by the relevant Holder or the beneficial owner of the Notes to comply with a written request of the Surviving Person addressed to such Holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of such Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the applicable Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such Taxes; (3) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements (including any law implementing any such agreement) entered into in connection with the implementation thereof; (4) any Taxes that are payable otherwise than by deduction or withholding from payments made under or with respect to the debt securities; (5) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or (6) any combination of the items (1) through (5) above; nor shall the Surviving Person be required to pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note.
Upon request, the Surviving Person shall provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in this Indenture, a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, or in any Note there is mentioned, in any context: (1) the payment of principal; (2) purchase prices in connection with a purchase of Notes; (3) interest; or (4) any other amount payable on or with respect to any of the Notes, such reference shall be deemed to include payment of Additional Amounts provided for in this Section 4.09 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The obligations described under this Section 4.09 shall survive any termination or discharge of this Indenture and any defeasance of the Notes and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or any Surviving Person is organized or any political subdivision or taxing authority or agency thereof or therein.
(e)    Section 5.01 of the Original Indenture is amended by deleting clauses (c) and (f) and inserting “[Reserved]” in lieu of each thereof.
(f)    Section 6.01 of the Original Indenture is amended by substituting the references to “$25.0 million” with references to “$50.0 million” in clauses (4) and (7) thereof.
(g)    Section 7.02(l) of the Original Indenture is amended to read, “In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.”
(h)    Section 8.03 of the Original Indenture is amended to read:
“SECTION 8.03. Covenant Defeasance.
Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to any Series of Securities, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenant contained in Section 4.07 of this Indenture (if applicable to such Series of Securities) and any covenants made applicable to the Series of Securities which are subject to defeasance under the terms of a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate with respect to the outstanding Securities of that Series on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Securities of that Series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Securities of that Series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof with respect to any Series of Securities, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(3) hereof (solely with respect to the covenants described in Sections 4.02 and 4.07) shall not constitute an Event of Default with respect to such Securities.”
(i)    A new Section 10.16 is added to the Original Indenture and shall read:
“SECTION 10.16. Electronic Means.
“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and related financing documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.”
ARTICLE III
GUARANTEE
SECTION 3.01.    Guarantees.
(a)    Subject to Section 3.03 hereof, the Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder of the Notes and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and the Guarantor shall remain bound under this Article III notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)    Subject to Section 3.03 hereof, the Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.
(c)    Subject to Section 3.03 hereof, the Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(d)    Except as expressly set forth in Sections 3.02 or 3.03 hereof, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e)    Subject to Sections 3.02 and 3.03 hereof, the Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Subject to Section 3.03 hereof, the Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.
(f)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, but subject to Section 3.03 hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.
(g)    Subject to Section 3.03 hereof, the Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Original Indenture for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 6.02 of the Original Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 3.01.
(h)    Subject to Section 3.03 hereof, the Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.01.
SECTION 3.02.    Limitation on Liability. The Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If the Guarantor makes a payment under its Guarantee, the Guarantor shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from any other obligor on the Indenture and the Notes in an amount equal to such obligor’s pro rata portion of such payment based on the respective net assets of the Guarantor and all such obligors at the time of such payment determined in accordance with GAAP.
SECTION 3.03.    Release of Guarantees; No Successors.
(a)    The Guarantee shall be automatically released and shall terminate upon (i) the merger of the Guarantor with or into the Company or the merger of the Company with or into the Guarantor, (ii) the consolidation of the Guarantor with the Company or (iii) the transfer of all or substantially all of the assets of the Guarantor to the Company or the Company to the Guarantor. At the request of the Company, the Trustee will execute and deliver documents, instructions or instruments evidencing any such release in form and substance reasonably satisfactory to the Trustee.
(b)    Notwithstanding Section 10.11 of the Original Indenture, this Article III shall be binding only upon Lazard, Inc., and absent an affirmative written assumption of the Guaranteed Obligations pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, shall not be binding upon any of the Guarantor’s successors or assigns.
SECTION 3.04.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article III shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article III at law, in equity, by statute or otherwise.
SECTION 3.05.    Execution and Delivery. The execution by the Guarantor of this Twelfth Supplemental Indenture evidences the Guarantee of the Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of the Guarantee on behalf of the Guarantor. The Guarantee’s validity will not be affected by the failure of any officer of the Guarantor executing this Twelfth Supplemental Indenture on the Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and the Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.
SECTION 3.06.    Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Guarantee and waivers made by the Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE IV
TRANSFER AND EXCHANGE
SECTION 4.01.    Exchanges of Global Note for Non Global Note. In the event that a Global Note or any portion thereof is exchanged for Notes other than Global Notes pursuant to Section 2.15 of the Original Indenture, such other Notes may in turn be exchanged (on transfer or otherwise) for Notes that are not Global Notes or for beneficial interests in a Global Note (if any is then outstanding) only in accordance with such procedures and any Applicable Procedures, as may be from time to time adopted by the Company and the Trustee.
SECTION 4.02.    Legends. The following legends shall, as indicated below, appear on the face of Notes issued under the Indenture unless specifically stated otherwise in the applicable provisions of the Indenture.
(a)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE ORIGINAL INDENTURE, (B) THIS SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.15(B) OF THE ORIGINAL INDENTURE, (C) THIS SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE ORIGINAL INDENTURE AND (D) EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15(B) OF THE ORIGINAL INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”
(b)    DTC Legend. Each Global Note for which DTC is acting as the Depositary shall bear a legend in the following form:
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO

SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
SECTION 4.03.    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.13 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
ARTICLE V
DEFEASANCE
SECTION 5.01.    Defeasance and Covenant Defeasance. Article Eight of the Original Indenture, as amended by this Twelfth Supplemental Indenture, shall be applicable to the Notes.
ARTICLE VI
MISCELLANEOUS
SECTION 6.01.    Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Twelfth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 6.02.    Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Twelfth Supplemental Indenture or of the Notes.

SECTION 6.03.    Counterparts. This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Twelfth Supplemental Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Twelfth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Twelfth Supplemental Indenture for all purposes. The exchange of copies of this Twelfth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Twelfth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Twelfth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.
Anything in the Indenture, this Twelfth Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by this Twelfth Supplemental Indenture, any Notes and any document to be signed in connection with the Twelfth Supplemental Indenture or the Notes (including any Securities, a Trustee’s certificate of authentication and amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be. To be clear, anything contained in the Indenture to the contrary notwithstanding, the Notes may be authenticated by manual or PDF or other electronically imaged (such as DocuSign or Adobe Sign) signature.
SECTION 6.04.    GOVERNING LAW. THIS TWELFTH SUPPLEMENTAL INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY (A) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY AND (B) SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK,

COUNTY OF NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR IN CONNECTION WITH, THE NOTES.

IN WITNESS WHEREOF, the parties have caused this Twelfth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

LAZARD GROUP LLC

By: /s/ Mary Ann Betsch
Name: Mary Ann Betsch
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:/s/ Rick J. Fierro
Name: Rick J. Fierro
Title: Vice President

SOLELY WITH RESPECT TO ARTICLE III:

LAZARD, INC.

By:/s/ Mary Ann Betsch
Name: Mary Ann Betsch
Title: Chief Financial Officer
[Signature Page to Twelfth Supplemental Indenture]

EXHIBIT A
FORM OF REGISTERED NOTE
[Face of Note]
LAZARD GROUP LLC
5.625% Senior Notes due 2035
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE ORIGINAL INDENTURE, (B) THIS SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.15(B) OF THE ORIGINAL INDENTURE, (C) THIS SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE ORIGINAL INDENTURE AND (D) EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15(B) OF THE ORIGINAL INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP: 52107QAM7
ISIN: US52107QAM78
5.625% Senior Notes due 2035

No. _____	$_______
LAZARD GROUP LLC
promises to pay to [CEDE & CO.]1 or registered assigns, the principal sum of [   ] Dollars ($[   ]) [as such amount may be adjusted as set forth on the Schedule of Exchanges, Redemptions, Repurchases, Cancellations and Transfers annexed hereto]2 on August 1, 2035.
Interest Payment Dates: February 1 and August 1, commencing on February 1, 2026.
Record Dates: January 15 and July 15.
1 Insert for Global Notes.

2 Insert for Global Notes.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

LAZARD GROUP LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Reverse of Note]
LAZARD GROUP LLC
5.625% Senior Notes due 2035
1.    Indenture
This Security is one of a duly authorized issue of Securities of the Company, designated as its 5.625% Senior Notes due 2035 (herein called the “Notes,” which expression includes any further notes issued pursuant to Section 2.04 of the Twelfth Supplemental Indenture (as hereinafter defined) and forming a single series therewith), issued and to be issued under an indenture, dated as of May 10, 2005 (herein called the “Original Indenture”), between LAZARD GROUP LLC (formerly known as Lazard LLC), a Delaware limited liability company (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the eleventh supplemental indenture, dated as of December 12, 2024 (the “Eleventh Supplemental Indenture”) and the twelfth supplemental indenture, dated as of August 1, 2025 (the “Twelfth Supplemental Indenture” and, together with the Original Indenture and the Eleventh Supplemental Indenture, the “Indenture”), each among the Company, LAZARD, INC., a Delaware corporation (the “Guarantor”), and the Trustee, to which Indenture and all indentures supplemental thereto relevant to the Notes reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.
The Indenture imposes certain limitations on the ability of the Company and its Significant Subsidiaries to create or incur Liens. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.
Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.
2.    Interest
The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest on the Notes semi-annually on February 1 and August 1 of each year (each an “Interest Payment Date”), commencing on February 1, 2026. Interest on the Notes will accrue from the date of original issuance of the

Notes or, if interest has already been paid on the Notes, from the date interest was most recently paid. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
3.    Guarantees
As provided in the Indenture and subject to certain limitations therein set forth, certain obligations of the Company under the Indenture and this Note are guaranteed pursuant to guarantees endorsed hereon as provided in the Indenture. Each Holder, by holding this Note, agrees to all of the terms and provisions of said guarantees. The Indenture provides that the guarantor shall be released from its guarantee upon the occurrence of certain events.
4.    Paying Agent, Registrar and Service Agent
Initially, the Trustee will act as paying agent, registrar and service agent. The Company may appoint and change any paying agent, registrar or co registrar and service agent without notice. The Company or any of its Subsidiaries may act as paying agent, registrar, co registrar or service agent.
5.    Defaults and Remedies; Waiver
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, subject to certain limitations, may declare all the Notes due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Notes will become and be immediately due and payable without any declaration or other act by the Trustee or any Holder of outstanding Notes.
Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnification. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture.
At any time after the principal of the Notes shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of (and premium, if any, on) any and all Notes that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the Notes to the date of such payment or deposit) and the amount payable to the Trustee under

Section 7.07 of the Original Indenture and (ii) any and all existing Events of Default under the Indenture with respect to the Notes, other than the nonpayment of principal on Notes that shall not have become due by their terms, shall have been remedied or waived as provided in Section 6.04 of the Original Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except a Default in the payment of the principal amount of premium, if any, and accrued and unpaid interest on a Note. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
6.    Amendment
In addition to any supplemental indenture otherwise authorized by the Indenture, the Company and the Trustee may from time to time and at any time enter into supplemental indentures (which shall conform to the provisions of the Trust Indenture Act as then in effect), without the consent of any Holder of Notes, for one or more of the following purposes: (i) to evidence the succession of another person to the Company and the assumption by such successor of the Company’s covenants, agreements and obligations; (ii) to surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the Holders of all or any Notes as the Board of Directors of the Company shall consider to be for the protection of the Holders of such Notes, and to make the occurrence, or the occurrence and continuance, of a default in respect of any such additional covenants, restrictions, conditions or provisions a Default or an Event of Default under the Indenture; provided, however, that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other Defaults, may provide for an immediate enforcement upon such Default, may limit the remedies available to the Trustee upon such Default or may limit the right of Holders of a majority in aggregate principal amount of the Notes to waive such default; (iii) to cure any ambiguity or correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Notes that may be defective or inconsistent with any other provision contained therein; (iv) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any Holders of Notes; (v) to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture thereto under the Trust Indenture Act as then in effect; (vi) to add or to change any of the provisions of the Indenture to provide that Notes in bearer form may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Notes in registered form or of principal, premium or interest with respect to Notes in bearer form, or to permit Notes in registered form to be exchanged for Notes in bearer form, so as to not adversely affect the interests of the Holders or any coupons in any material respect or permit or facilitate the issuance of Notes in uncertificated form; (vii) to secure the Notes; (viii) to make any change that does not adversely affect the rights of any Holder;

(ix) to add to, change, or eliminate any of the provisions of the Indenture with respect to the Notes, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (A) neither apply to any Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the Holders of any such Note with respect to the benefit of such provision or (B) become effective only when there is no such Note outstanding; (x) to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee.
With the written consent (as evidenced as provided in Section 9.02 of the Original Indenture) of the Holders of at least a majority in principal amount of the Notes at the time outstanding affected by such amendment (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company and the Trustee, may amend the Indenture without notice to any Holder; provided that no such amendment shall, without the consent of the Holders of each Note then outstanding and affected thereby, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, modification, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Note; (iii)  reduce the principal of or change the Stated Maturity of any Note; (iv) reduce the amount payable upon the redemption of any Note or add redemption provisions to any Note; (v) make any Note payable in money other than that stated in the Note; or (vi) make any change in the Sections of the Indenture relating to waivers of past defaults and the rights of Holders to receive payments, or in the foregoing amendment and waiver provisions. It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
Any consent to an amendment or a waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes that may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes. Any Holder or subsequent Holder may revoke its consent if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders, ratably, that so consent, waive or agree to amend.
7.    Obligations Absolute
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.    Repurchase Upon a Change of Control Triggering Event
Upon a Change of Control Triggering Event, any Holder of Notes shall have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
9.    Sinking Fund
The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.
10.    Denominations; Transfer; Exchange
The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Securities of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any registration or exchange of Notes.
The Company and the Registrar shall not be required (a) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day a notice of redemption of Notes of that Series selected for redemption is sent and ending at the close of business on the day such notice is sent or (b) to register the transfer or exchange of Notes of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part.
11.    Further Issues
The Company may, from time to time, without the consent of the Holders of the Notes and in accordance with the Original Indenture and the Twelfth Supplemental Indenture, create and issue further notes having the same form and terms as the Notes in all respects (other than the date of issuance and, if applicable, the date from which interest thereon will begin to accrue) and will carry the same right to receive accrued and unpaid interest, and such additional notes will form a single series with the Notes previously issued, including for voting purposes. If any such additional notes are not fungible for United States federal income tax purposes with the Notes previously issued, such additional notes will not have the same CUSIP number as the Notes previously issued.

12.    Optional Redemption
Prior to the Par Call Date, the Company will have the right to redeem the Notes in whole at any time or in part from time to time, at its option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed are scheduled to mature on the Par Call Date) on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less accrued and unpaid interest on such Notes to the date of redemption, plus, in each case, accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.
On or after the Par Call Date, the Company will have the right to redeem the Notes in whole at any time or in part from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.
Except with respect to a redemption issued in connection with a transaction discussed in Section 13 below, notice of any redemption of Notes in connection with a transaction or an event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Company will provide written notice to the Trustee as soon as practicable but in any event no later than two days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt and at the Company’s request the Trustee will provide such notice to each Holder of the Notes to be redeemed in the same manner in which the notice of redemption was given.
13.    Redemption Upon Changes in Withholding Taxes
If, following any transactions permitted by Section 5.01 of the Original Indenture, as amended by Section 2.12(e) of the Twelfth Supplemental Indenture, the Surviving Person is organized other than under the laws of the United States, any State thereof or the District of Columbia, such Surviving Person may, at its option, redeem the Notes at any time in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice, at 100% of the principal amount thereof, together with any accrued and unpaid interest (if any) up to (but not including) the redemption date, if the Surviving Person determines in good faith that it has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:
(a)    a change in or an amendment to the laws (including any regulations promulgated thereunder) of any jurisdiction in which the Surviving Person (or any successor Person) is,

organized or otherwise resident for tax purposes or any jurisdiction from or through which payment is made (or any political subdivision or taxing authority thereof or therein), or
(b)    any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment becomes effective after the date of the Transaction.
14.    Persons Deemed Owners
The ownership of Notes shall be proved by the register maintained by the Registrar.
15.    No Recourse Against Others
A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issuance of the Notes.
16.    Discharge and Defeasance
Subject to certain conditions set forth in the Indenture and the Twelfth Supplemental Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.
17.    Unclaimed Money
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or, if then held by the Company, shall be discharged from such trust. Thereafter the Holder of such Note shall look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

18.    Trustee Dealings with the Company
Subject to certain limitations imposed by the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights.
19.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.    CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 2.11 of the Twelfth Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.11 of the Twelfth Supplemental Indenture, state the amount in principal amount: $________________

Dated:_____________	Your Signature:______________________
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee: ______________________________________________
(Signature must be guaranteed)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex 1 to
Exhibit A
ASSIGNMENT FORM
For value received _______________hereby sell(s), assign(s) and transfer(s) unto _____________(please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints _________________attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
Dated:___________________
_________________________
_________________________
Signature(s)
Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.
_________________________
Signature Guarantee

SCHEDULE OF EXCHANGES, REDEMPTIONS, REPURCHASES
CANCELLATIONS AND TRANSFERS
The initial principal amount of this Global Note is $               .  The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Remaining Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

NOTATION OF GUARANTEE
For value received, Lazard, Inc. (the “Guarantor”) has unconditionally guaranteed, to the extent set forth in the Indenture (as defined below) and subject to the provisions in the indenture, dated as of May 10, 2005 (the “Original Indenture”), between Lazard Group LLC (formerly known as Lazard LLC) (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the eleventh supplemental indenture, dated as of December 12, 2024 (the “Eleventh Supplemental Indenture”) and the twelfth supplemental indenture, dated as of August 1, 2025 (the “Twelfth Supplemental Indenture” and, together with the Eleventh Supplemental Indenture and the Original Indenture, the “Indenture”), each among the Company, the Guarantor and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Notes (as defined in the Twelfth Supplemental Indenture) and the Indenture (including obligations to the Trustee), whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Notes and the Indenture and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Notes and the Indenture, on the terms set forth in the Indenture. The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article III of the Twelfth Supplemental Indenture, and reference is hereby made to the Twelfth Supplemental Indenture for the precise terms of the Guarantee.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.